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                                   EXHIBIT 4
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[LETTERHEAD OF N E T P L E X]



For Immediate Release

           Netplex Restructures Series D Convertible Preferred Stock

                 Restructured Investment Limits Share Dilution

RESTON, Va. - November 13, 2000 - The Netplex Group, Inc. (Nasdaq: NTPL) announced today that it has entered into an agreement with its Series D Preferred stockholders that will result in the retirement of the $10 million face amount of their securities, along with the cancellation of all related warrants from this March 2000 investment, in exchange for $3.5 million in cash, payable over the next six months, and 5.1 million shares of the Company's common stock, issued over time at the holders' request and based on certain conditions.

Under the terms of the restructured agreement, Netplex paid the Series D Preferred stockholders $500,000 in cash, and will provide them with 5.1 million common shares and a total of $3 million in Series E Callable Preferred Securities. Netplex has the right to redeem the Series E Preferred Securities in two payments of $1.5 million each on January 31 and April 30, 2001. If Netplex chooses not to redeem the preferred security on either payment date, the Series E holders may convert that portion of the security into 3.2 million Netplex shares, for a total of 6.4 million shares.

"We believe the investment merits of Netplex's growth potential and fundamental business value has been partially overshadowed by the potential dilution of the original Series D investment vehicle," said Netplex Chairman, President, and CEO Gene Zaino. "With the change in market conditions since March 2000, the current stock price appears to reflect the investment community's assumption of the worst possible potential outcome. This restructuring, negotiated in good faith among all parties, should address investor concerns in this respect.

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Zaino added, "As a result of the new restructured agreement, which is entirely equity-based with fixed dilution levels, we have significantly improved our capital structure, and the potential of our longer-term stock performance. We also repositioned the Company to accelerate profitability with the implementation of a recently announced cost reduction and streamlining plan. Netplex adopted a renewed entrepreneurial spirit as we have simplified the company, closely aligning the organization around the successes of our Retail-industry focused e-Solutions practice and our market leading MyBizOffice(TM) internet-based service offering. Based on these recent developments and our expectations of future performance, we are confident that the investment community will recognize that Netplex is an attractive investment proposition."

About The Netplex Group, Inc.

The Netplex Group, Inc. (Nasdaq: NTPL) (www.netplexgroup.com) creates e-business
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solutions that combine industry-specific business strategies; interactive digital marketing; user-centric applications and data systems; and secure, high-performance Internet systems infrastructure. Netplex's complete spectrum of "industrial-strength" e-solutions positions customers to confidently take advantage of the new digital economy.

About MyBizOffice

MyBizOffice (www.mybizoffice.com), the online service of Netplex's subsidiary,
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Contractors Resources, Inc., is a Business Services Provider (BSP) designed to provide the financial infrastructure, resources, and business services that help professionals build careers as professional consultants. MyBizOffice serves as a "virtual corporate office" (e-office) for its member consultants by providing the services of a corporate administration staff--such as contract review, time sheet administration, billing and collections, health benefits, retirement plans, wealth-building financial strategies, and tax administration--while helping them keep abreast of developments that affect their independent life and work style.

       Netplex, the Netplex logo, MyBizOffice, and the MyBizOffice logo are trademarks of The Netplex Group, Inc.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management--including, but not limited to, those relating to service offerings, market opportunities, results, performance or expectations--may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors include the risks associated with unforeseen technical difficulties, changes in technology and standards, dependencies on key employees, availability of technical talent, dependencies on certain technologies, delays, market acceptance and competition, as well as other risks described

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from time to time in the Company's filings with the Securities and Exchange
Commission, press releases, and other communications.

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